EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33487 and 333-105833) of Barrett Business Services, Inc. of our reports dated March 16, 2007 relating to the financial statements, management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Barrett Business Services Inc. for the year ended December 31, 2006.

/s/ Moss Adams LLP

Portland, OR

March 16, 2007